Exhibit 3.5

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CF FINANCE ACQUISITION CORP. III", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2020, AT 10:55 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5989746 8100
SR# 20207454561

Authentication: 203725337
Date: 09-24-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:55 AM 09/24/2020 FILED 10:55 AM 09/24/2020 SR 20207454561 - File Number 5989746

THIRD CERTIFICATE OF AMENDMENT

OF THE
CERTIFICATE OF INCORPORATION

OF

CF FINANCE ACQUISITION CORP. III

CF Finance Acquisition Corp. III, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Section A of Article Fourth in its entirety and replacing it with the following:

“A. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 231,000,000 shares, consisting of (a) 230,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 30,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”

2. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following additional Section F to Article Fourth:

“F. Forward Stock Split. Upon this Third Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Third Amendment Effective Time”), each share of the Class B Common Stock issued and outstanding immediately prior to the Third Amendment Effective Time, will be automatically converted into 2.5 shares of Class B Common Stock. Any stock certificate that, immediately prior to the Third Amendment Effective Time, represented shares of Class B Common Stock (“Old Certificates”) will, from and after the Third Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock as equals the product obtained by multiplying the number of shares of Class B Common Stock represented by the Old Certificate immediately prior to the Third Amendment Effective Time by 2.5.”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Third Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of this corporation this 24th day of September, 2020.

CF FINANCE ACQUISITION CORP. III

By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman and Chief Executive Officer

[Third Certificate of Amendment of the Certificate of Incorporation of CF Finance Acquisition Corp. III]